Exhibit 21

Entity Name	State of Organization
Elme 3801 Connecticut Ave Trustee LLC	Delaware
Elme Bethesda Holdings LLC	Delaware
Elme Bethesda Owner LLC	Delaware
Elme Communities	Maryland
Elme Conyers LLC	Delaware
Elme Germantown LLC	Delaware
Elme Kenmore LLC	Delaware
Elme Limited Partnership	Delaware
Elme Marietta LLC	Delaware
Elme Riverside Apartments LLC	Delaware
Elme Sandy Springs LLC	Delaware
Elme Support Services LLC	Delaware
Elme Watkins Mill LLC	Delaware
Washington Metro, Inc.	Maryland
Washington Parking, Inc.	Maryland
WashREIT 3801 Connecticut Ave Trust Ownership LLC	Delaware
WashREIT Monument Ii LLC	Delaware
WashREIT Op LLC	Delaware
WashREIT Op Sub Dc LLC	Delaware
WashREIT Riverside LLC	Delaware
WashREIT Takoma Park Shopping Center LLC	Delaware
WashREIT Watergate 600 Op LP	Delaware
WashREIT Wellington LLC	Delaware
Writ 1140 Ct LLC	Delaware